SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of report (Date of earliest event reported): December 6, 2000
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                             UNICO, INCORPORATED
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            (Exact name of registrant as specified in its charter)


   Arizona                     000-30239                  86-0205130
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  (State of                  (Commission              (I.R.S. Employer
  Incorporation)             File Number)             Identification No.)


        6475 Grandview Avenue, P.O. Box 777, Magalia, California 95954
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                   (Address of principal executive offices)


                                (530) 873-4394
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             (Registrant's telephone number, including area code)


        --------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 5.   Other Events.

On December 6, 2000, Unico, Incorporated ("Unico") acquired all of the issued and outstanding shares of stock of Silver Bell Mining Company, Incorporated, a Utah corporation, in consideration for the issuance of 3,000,000 restricted shares of Unico common stock. This represents approximately five percent (5.0%) of the total issued and outstanding shares of common stock of Unico. The shares of Silver Bell Mining Company, Incorporated common stock acquired by Unico were acquired from approximately eight shareholders. The amount of consideration paid by Unico was negotiated on an arms' length basis between Unico's management and the former Silver Bell Mining Company, Incorporated shareholders. Of the 3,000,000 shares of Unico common stock issued in the acquisition, approximately 2,300,000 shares were issued to W. Dan Proctor.

    W. Dan Proctor is the President and a director of Silver Bell Mining Company, Incorporated. Mr. Proctor also serves as a business consultant to Unico. None of the other former Silver Bell Mining Company, Incorporated shareholders has any material relationship with Unico or any of Unico's affiliates, directors or officers or any of their associates.

    Silver Bell Mining Company, Incorporated was incorporated in the State of Utah on April 26, 1993. It has acquired 29 patented mining claims located in American Fork Canyon, Utah County, Utah, which is organized into three separate parcels. The claims contain old mining properties which have not been mined for production at any time during approximately the last 50 years or more. Many years ago, the properties were mined primarily for silver, lead and zinc.

    Unico intends to conduct some exploratory work on the Silver Bell Mining Company, Incorporated properties to evaluate the possibility of conducting mining operations on those properties. It is anticipated that the officers and directors of Silver Bell Mining Company, Incorporated will continue unchanged for the near future.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               UNICO, INCORPORATED
                                --------------------
                                (Registrant)


Date: December 8, 2000           By: /s/ Ray C. Brown
                                   ----------------------
                                   Ray C. Brown
                                   Chief Executive Officer and
                                   Principal Financial and Accounting Officer